Exhibit 10.23

March 22, 2006

Traffic.com, Inc.
851 Duportail Road
Suite 220
Wayne, PA 19087

Attn:	Robert N. Verratti Chief Executive Officer

Gentlemen;

        We are pleased to confirm our mutual understanding concerning the retention by Traffic.com, Inc. ("Traffic" or the "Company") of Allen & Company LLC ("Allen") to act as the Company's exclusive financial advisor on the terms set forth herein. This letter will replace the prior engagement letter existing between the Company and Allen.

        1.     Establishment of Retainer Relationship; Scope of Engagement. In anticipation of situations which may arise from time to time, the Company has determined that it would be in its best interest to update, revise and replace the previously existing engagement letter between the Company and Allen. The Company has requested, and Allen hereby agrees, to be retained by the Company as follows: For the Term hereof, Allen will serve as the Company's exclusive financial advisor in connection with any of the following possible transactions which may arise: (i) any possible acquisition by the Company of the stock or assets of another company or enterprise; (ii) any possible merger, consolidation or other business combination transaction pursuant to which the Company is to acquire another entity (items (i) and (ii) of this paragraph shall hereinafter be referred to as a "Purchase Transaction"), (iii) any possible merger, consolidation or other business combination transaction pursuant to which the Company is to be acquired by, or combined with, another entity; (iv) any possible sale or disposition of all or substantially all of the stock or assets of the Company, or (v) any possible recapitalization, restructuring, joint venture or other transaction or series of transactions which has the effect of transferring a substantial interest in or control of the Company or its assets to another entity (items (iii), (iv) and (v) of this paragraph shall hereinafter be referred to as a "Sale Transaction" and, together with any Purchase Transaction (except as indicated in the last sentence of this paragraph) shall constitute a "Transaction"). In the event requested by the Company, Allen will assist in structuring and negotiating, and will otherwise assist in taking necessary steps toward consummating, any proposed Transaction(s) that the Company may elect to consider during the term of Allen's engagement hereunder. The term "Transaction" shall not include any Purchase Transaction which, because of the size or simplicity of the transaction, the Company does not feel it necessary to utilize the services of a financial advisor.

        2.     Advisory Fees and Expenses. (a) In consideration for the services described in paragraph 1 above, upon consummation of a Transaction, the Company shall pay to Allen a cash success fee (the "Success Fee") equal to, as the case may be a) 2% of the Consideration received by the Company or its shareholders in connection with such Sale Transaction, or b) 2% of the Consideration paid by the Company in connection with such Purchase Transaction. As used in the above paragraph, "Consideration" shall mean the sum of (i) any cash, and the fair market value of any securities or other property, paid or payable at the time of the consummation of the relevant Transaction or committed to be so paid in the future, (ii) the aggregate dollar amount of all indebtedness (excluding any capital leases) assumed, recapitalized or restructured at the time of the consummation of the relevant Transaction, (iii) the amount of cash or the fair market value of any property invested at the closing of the relevant Transaction or irrevocably committed to be invested in the future, (iv) in the case of any Sale Transaction resulting in value being delivered to the Company's shareholders, the amount of any extraordinary distributions made by the Company in connection with or anticipation of the contemplated Transaction, (v) to the extent that any Transaction is structured so as to provide for a transfer a majority, but not all, of the Company's stock or assets to a third party and the retention by the Company or its shareholders of other stock or assets related to the Company or its subsidiaries, the retained stock or assets not being transferred (including but not limited to stock, partnership interests, cash and cash equivalents, real property, investments and receivables) and (vi) any contingent amounts referred to in (i), (ii), (iii),(iv) or (v) above at the time the same are paid, assumed or invested. Such Consideration shall be valued as of the closing of the Transaction, provided that to the extent the right to receive any Consideration is contingent upon future events, the value of such contingent Consideration and the calculation of the fee related thereto shall be determined and payable to Allen only if and when any such Consideration is paid.

        (b)   No fee payable to any other financial advisor, by the Company or any other person or entity in connection with the subject matter of this engagement, shall reduce or otherwise affect any fee payable hereunder, except to the extent such other fee has the effect of reducing the Consideration paid in any such Transaction.

        (c)   In addition to any fees described above, whether or not any Transaction is consummated, the Company shall reimburse Allen, upon request from time to time, for all reasonable out-of-pocket expenses incurred pursuant to our engagement hereunder, including, reasonable fees and disbursements of our counsel as well as the online data room provider and other consultants and advisors retained by us with your prior written consent.

        (d)   Upon termination of this agreement, Allen shall be entitled to collect all such fees (if any) and expenses accrued through the date of termination.

        3.     Term and Termination. (a) The initial term of this engagement shall be for a period of 12 months from the date hereof and may be extended as the parties shall mutually agree, subject to the establishment of arrangements for additional compensation and other appropriate terms for such extension. Either the Company or Allen may terminate this engagement at any time for any reason, subject to providing the other party with 30 days' notice of such termination.

        (b)   Notwithstanding termination of this engagement or completion of any assignment hereunder, Allen shall be entitled to the payment of a fee for any Transaction as established pursuant to paragraph 2 hereof if such Transaction is consummated, or if any agreement or arrangement respecting such Transaction is made, prior to the expiration of the term or the earlier termination of this engagement.. Allen shall also be entitled to the payment of such fee if, after the date of expiration or termination, but prior to the one year anniversary of such date, the Company consummates or reaches an agreement or arrangement with respect to a Transaction with any entity identified by or introduced to the Company through Allen or with which Allen had contact on behalf of the Company during the term hereof.

        (c)   Any termination of this Agreement by the Company for Allen's gross malfeasance; or (ii) any termination of this Agreement by Allen, other than based on the material breach of this Agreement by the Company or other than for good reason as determined by Allen in consultation with the Company, shall terminate any right to receive any fees hereunder.

        (d)   Any termination of this engagement pursuant to this paragraph 3 shall otherwise be without liability or continuing obligation for either party except, for fees or other compensation earned or expenses incurred by Allen up to the date of termination, or fees which may be earned after such date as provided above. Furthermore, the provisions of paragraph 6 hereof relating to indemnification and contribution shall remain operative and in full force and effect, notwithstanding the termination of this engagement or the completion of any or all assignments hereunder.

        4.     Public Announcements. Prior to any press release or other public disclosure relating to Allen's services hereunder, the Company and Allen shall confer and reach an agreement upon the contents of any such disclosure. Notwithstanding the foregoing, except as required by any applicable law, rule or regulation, no party shall make any public announcement regarding this engagement or our relationship with the Company hereunder without the prior consent of the other party.

        5.     Confidentiality; Responsibility for Disclosure. (a) The Company shall provide Allen all information material to its business and operations as well as any other relevant information which Allen reasonably requests in connection with the performance of its services hereunder. To the extent consistent with legal requirements, all information provided to Allen by the Company, unless publicly available or otherwise available to Allen without restriction or breach of any confidentiality obligation, will be held by Allen in confidence and, without the Company's prior approval, will not be disclosed to anyone, other than Allen's employees and advisors who have a need to know such information in connection with this engagement, or used for any purpose other than the transactions contemplated hereunder. Allen shall take all reasonable steps to ensure that its employees and advisors abide by the confidentiality obligations described above. In the event that Allen is requested in any proceeding to disclose any such confidential information, Allen will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. The Company agrees, however, that if Allen is nevertheless compelled to disclose any such information, Allen may disclose the information without liability hereunder, provided that, upon the Company's request, Allen uses its best efforts to obtain assurances that confidential treatment will be accorded to the information so disclosed.

        (b)   The Company represents and warrants to Allen that all such information, and all information released to the public or filed by the Company with any relevant government agency or regulatory body, will be accurate and complete at the time it is furnished or filed, and the Company agrees to keep Allen advised of all material developments affecting the Company through the later of the term of our engagement or completion of any Transaction in which Allen is involved on behalf of the Company. The Company recognizes that, in rendering its services hereunder, Allen will be using information provided by the Company, as well as information available from other sources deemed appropriate by Allen. The Company further acknowledges that Allen does not assume responsibility for and may rely, without independent verification, on the accuracy or completeness of any such information.

        6.     Indemnification and Contribution. The Company agrees that in the event Allen or any of Allen's officers, employees, agents, affiliates or controlling persons, if any (each of the foregoing, including Allen, an "Indemnified Person"), become involved in any capacity (whether or not as a party) in any action, claim, proceeding or investigation (including any securityholder action or claim or any action brought by or in the right of the Company) related to or arising out of our engagement, including any related services already performed and any modifications or future additions to such engagement, the Company will promptly upon demand, advance to such Indemnified Person, or reimburse each such Indemnified Person for, its legal and other expenses (including the cost of any investigation and preparation) as and when they are to be incurred, or are incurred, in connection therewith.

        In addition, the Company will indemnify and hold harmless each Indemnified Person from and against, and no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its securityholders or creditors for, any losses, claims, damages, liabilities or expenses (including, without limitation, attorney's fees and expenses) related to or arising out of our engagement, any services provided thereunder or any transactions or proposed transactions related thereto, including any related services already performed and any modifications or future additions to such engagement, whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expenses is initiated or brought by or on behalf of the Company and whether or not in connection with any action, claim, proceeding or investigation in which the Company or any Indemnified Person is a party, except to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted directly and primarily from such Indemnified Person's bad faith or gross negligence.

        If for any reason the foregoing indemnification is held unenforceable, then the Company shall contribute to the loss, claim, damage, liability or expense for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Company and its securityholders on the one hand and the party entitled to contribution on the other hand in the matters contemplated by this engagement, as well as the relative fault of the Company and such party with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations. The Company agrees that, to the extent permitted by applicable law, in no event shall the Indemnified Persons be responsible for or be required to contribute amounts which in the aggregate exceed the fees, if any, actually paid to Allen for such financial advisory services.

        The Company's reimbursement, indemnity and contribution obligations under this letter shall be in addition to any liability which the Company may otherwise have and shall not be limited by any rights Allen or any other Indemnified Person may otherwise have. The Company agrees that, without Allen's prior written consent, which will not be unreasonably withheld, the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought hereunder (whether or not Allen or any other Indemnified Person is an actual or potential party to such claim, action, proceeding or investigation), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, proceeding or investigation.

        The provisions of this paragraph 6 shall remain in effect indefinitely, notwithstanding the completion of this assignment, the expiration of the term hereof or any other termination of this engagement.

        7.     Miscellaneous. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound hereby. This agreement, and any claim related directly or indirectly to this agreement, shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the conflict of laws provisions thereof. The parties hereby irrevocably and unconditionally submit (to the extent permitted by law) to the nonexclusive jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York for any legal action or proceeding arising out of this agreement or Allen's engagement hereunder, and each of the parties hereby irrevocably consents to service of process in any such action or proceeding by certified or registered mail at the address for such party set forth above. Allen and the Company (on the Company's own behalf and, to the extent permitted by applicable law, on behalf of its stockholders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our engagement. The obligations of this agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Indemnified Persons hereunder and any of their successors, assigns, heirs and personal representatives. This Agreement replaces any and all prior agreements between the parties, and any such agreements shall be deemed terminated in their entirety as of the date hereof, with no further obligations of either party remaining under any such agreements subsequent to the date hereof.

        Please confirm that the foregoing is in accordance with your understanding of the terms of our engagement by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between us.

Very truly yours,
ALLEN & COMPANY LLC
By:	/s/ JOHN H. JOSEPHSON Name: John H. Josephson Title: Managing Director
Accepted and agreed to as of the date first above written:
TRAFFIC.COM, INC.
By:	/s/ ROBERT N. VERRATTI Name: Robert N. Verratti Title: Chief Executive Officer